Exhibit 4.11

Memorandum of Clarification

For

Employment Agreement

Mary Ann Scully

Howard Bank (the “Bank”) and the undersigned executive officer of the Bank (the “Executive”) are parties to an Employment Agreement, the original date of which is set forth below (the “Agreement”), intended to govern the employment relationship of the Executive by the Bank. The parties desire to clarify and implement certain provisions of the Agreement by the execution of this Memorandum and without a more formal amendment of the Agreement, although it is understood that the following provisions shall in all respects govern the administration and interpretation of the Agreement and, as such, should be considered as amending the Agreement as appropriate:

1. Date and Effective Date. Notwithstanding the date that the Agreement may have originally been dated or the date inserted for the Effective Date (as defined in Section 1.10 of the Agreement), the date of the Agreement and the Effective Date shall be deemed to be August 9, 2004, being the date that the Bank officially commenced operations as a bank. The terms “anniversary” and “Anniversary Date” and “Term” used in the Agreement shall be understood and determined by reference to and from this Effective Date.

2. Stock Options Granted as of Effective Date. Under Section 4.1(b)(ii) of the Agreement, the Executive is deemed to have been granted certain stock options as of the Effective Date, at the option price of $20.00 per share, and the number of shares of Bank common stock covered by such options is set forth below. Although such options have not been issued under the authority of the Bank’s 2004 Stock Incentive Plan (the “Plan”), such option grants incorporate by reference certain of the terms and provisions of Plan as a matter of convenience.

3. Stock Options to Be Granted. Section 4.1(b)(ii) of the Agreement also entitles the Executive to be awarded additional stock options based upon a specified percentage of additional shares that may be issued by the Bank during the Term of the Agreement. It is understood and agreed that such additional options are to be awarded contemporaneously with the issuance by the Bank of additional shares of its common stock for the primary purpose of increasing equity capital (whether for cash or in exchange for assets, such as for the acquisition of all or part of another business entity by merger, consolidation, share exchange or otherwise), and shall not be awarded in connection with shares issued by the Bank primarily for other purposes (for example, upon the exercise of stock options granted to employees or directors of the Bank in the nature of compensation or the exercise of warrants issued to organizing stockholders as reward for the organizers’ risk). Any such additional stock options to be awarded to the Executive shall be for an option price equal to the fair market value of the stock at the time of the transaction that gives entitlement to the award; shall vest one-third on each of the first three anniversaries of the date of the award; shall be exercisable within ten years from the date of the award; and otherwise shall be in the form of the stock option grant used for the options already deemed awarded on the Effective Date.

4. Exhibit A. Attached hereto is a revised Exhibit A to the Agreement that better describes the present position of the Executive with the Bank.

5. Extension of Term. The execution of this Memorandum by the Chair of the Governance, Nominating and Compensation Committee on behalf of the Bank confirms that the Committee has recommended and the Board of Directors has approved the extension of the Term of the Agreement for an additional year to August 9, 2008.

6. Compensation. Based upon anecdotal information, it appears that the current compensation, including base salary, for the Executive is substantially below the market rate for comparable executives. The Bank intends to engage a compensation consultant to assist in developing a better understanding of the market rate for comparable executives. This Memorandum is entered into with the understanding that once the Bank achieves profitability, the parties will in good faith negotiate an adjustment in compensation consistent with the market and the performance of the Executive and of the Bank. It is understood that such adjustment may in part be in the form of stock options and/or other non-salary components.

This Memorandum is dated as of July 20, 2005.

Executive: Mary Ann Scully

Employment Agreement – Original Date: September 8, 2004

Stock Options Granted (Fully Vested): 3,750 shares

Stock Options Granted (Three-Year Vesting): 14,678 shares

HOWARD BANK		EXECUTIVE

By
	Kenneth C. Lundeen, Chair of Governance,	Mary Ann Scully
Nominating and Compensation Committee